Exhibit (a)(5)(L)

Press Release

Final Regulatory Approval for Tender Offer for GrafTech International Ltd. Shares and Completion of $150

Million Preferred Equity Investment

August 11, 2015

BCP IV GrafTech Holdings LP (“Purchaser”) and Athena Acquisition Subsidiary Inc. (“Acquisition Sub”) announced today that Purchaser has consummated the previously announced purchase of $150 million of preferred equity in GrafTech International Ltd. (the “Company”) (NYSE: GTI) after receiving notice that the Committee on Foreign Investment in the United States (CFIUS) has concluded its investigation of the equity purchase and has no unresolved national security concerns. The conclusion of the investigation by CFIUS was the final regulatory condition required to be satisfied in connection with the Purchaser’s and Acquisition Sub’s tender offer (the “Offer”) for up to all of the issued and outstanding shares of common stock, par value of $0.01 per share (the “Shares”), of the Company, at a purchase price of $5.05 per Share, in cash.

Purchaser and Acquisition Sub now expect to expeditiously complete the Offer after its scheduled expiration at 12:00 Midnight, New York City time, at the end of August 13, 2015. Except for satisfaction of the condition relating to CFIUS, all other terms and conditions of the tender offer remain unchanged.

The Company’s Board of Directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Contact Info

Stockholders’ inquiries should be directed to Georgeson Inc., the Information Agent for this offer, at 866-856-2826.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication is for informational purposes only. The tender offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or the acceptance thereof would not comply with the laws of that jurisdiction. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by Purchaser and Acquisition Sub with the U.S. Securities and Exchange Commission (“SEC”) on May 26, 2015, as amended from time to time. In addition, on May 26, 2015, Purchaser, Acquisition Sub and the Company, among others, filed a transaction statement on Schedule 13E-3 with the SEC related to the tender offer and the Company filed a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Stockholders of the Company are urged to read these documents, all amendments thereto and other documents filed with the SEC carefully in their entirety because they contain important information about the tender offer. The tender offer statement and certain other offer documents, along with the Solicitation/Recommendation statement, will be made available to all stockholders of the Company at no expense to them. These documents are available at no charge through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase, related Letter of Transmittal, the Solicitation/Recommendation statement and other offering documents may also be obtained for free by contacting the Information Agent for the tender offer, Georgeson, toll-free at 866-856-2826.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” with respect to certain plans and objectives of Purchaser, Acquisition Sub and the Company with respect to the tender offer and the potential merger, including the timing of the completion of the tender offer and the merger, under the merger agreement between Purchaser, Acquisition Sub and the Company. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are several factors which could cause actual plans to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the risk that the tender offer and the merger may not be consummated in a timely manner as a result of pending regulatory approvals. None of Purchaser, Acquisition Sub or the Company assumes any obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.